SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934 (Amendment No.                 )

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OLD WESTBURY FUNDS, INC.
(Name of Registrant As Specified In Its Charter)
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OLD WESTBURY FUNDS, INC.

INFORMATION STATEMENT DATED OCTOBER 25, 2017

WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY

This document is an Information Statement and is being furnished to shareholders of the Old Westbury Small & Mid Cap Strategies Fund (the “Fund”), in lieu of a proxy statement pursuant to the terms of an exemptive order (the “SEC Order”) issued by the Securities and Exchange Commission (the “SEC”). The Fund is a separate series of Old Westbury Funds, Inc. (the “Corporation”).

Bessemer Investment Management LLC (the “Adviser”) serves as investment manager of the Fund pursuant to an investment advisory agreement with the Corporation, on behalf of the Fund (the “Investment Advisory Agreement”), and may allocate certain assets of the Fund to sub-advisers. This Information Statement is being furnished to the shareholders of the Fund to provide shareholders with information about a new investment sub-advisory agreement with Baillie Gifford Overseas Limited (“Baillie Gifford”) and a new investment sub-advisory agreement with Polunin Capital Partners Limited (“Polunin”) (each, a “Sub-Advisory Agreement” and together, the “Sub-Advisory Agreements”), each a new sub-adviser for the Fund.

Under the SEC Order, the Adviser may, subject to the approval of the Board of Directors (the “Board” or the “Directors”) of the Corporation, enter into or materially amend sub-advisory agreements without the approval of the Fund’s shareholders, provided that an Information Statement is sent to shareholders of the Fund. The SEC Order also permits the Fund to disclose, in lieu of the fees paid to each sub-adviser that is unaffiliated with the Adviser or the Corporation, the aggregate fees paid to the Adviser and each such sub-adviser. The Board reviews the sub-advisory agreements annually.

This Information Statement will be mailed on or about October 25, 2017, to shareholders of record of the Fund as of October 18, 2017 (the “Record Date”). The Fund will bear the expenses incurred in connection with preparing this Information Statement. One Information Statement will be delivered to shareholders sharing the same address unless the Fund has received contrary instructions from one or more such shareholders. If you wish to receive individual copies of this Information Statement (or you have received multiple copies and wish to receive only a single copy of any information statements and annual and semi-annual reports in the future), please call 1-800-607-2200; if your shares are held through a financial institution, please contact the financial institution directly. As of the Record Date, 374,911,308.743 shares of the Fund were issued and outstanding. Information on shareholders who owned beneficially 5% or more of the shares of the Fund as of the Record Date is set forth in Appendix A. To the knowledge of the Adviser, the executive officers and Directors of the Corporation as a group owned less than 1% of the outstanding shares of the Fund and of the Corporation as of the Record Date.

Board Evaluation and Approval of the Sub-Advisory Agreements

At a meeting of the Board held on July 26, 2017, the Board, including the Directors who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended) of any party to the Sub-Advisory Agreements (the “Independent Directors”), unanimously approved the Sub-Advisory Agreements. The following summary details the factors considered by the Board and the conclusions that formed the basis for the Board’s approval of each of the Sub-Advisory Agreements. The Board noted that the fees payable to Baillie Gifford and Polunin under the Sub-Advisory Agreements would be paid by the Adviser from the advisory fees that it receives from the Fund as well as from its own resources.

In approving the Sub-Advisory Agreements with Baillie Gifford and Polunin, the Board considered the overall fairness of the Sub-Advisory Agreements and whether each agreement was in the best interests of the Fund. The Board noted that it had received and reviewed substantial information regarding Baillie Gifford and Polunin, and the services to be provided by Baillie Gifford and Polunin to the Fund under the Sub-Advisory Agreements. This information, which included Baillie Gifford’s and Polunin’s responses to detailed due diligence questionnaires, as well as information concerning each organization, their respective compliance programs and financial condition, formed, in part, the primary (but not exclusive) basis for the Board’s determinations. The Board also noted that the Independent Directors had met in executive session with their counsel (“Independent Counsel”) and counsel to the Corporation (“Counsel”) to discuss the Adviser’s recommendation regarding the appointments of Baillie Gifford and Polunin. During the executive session, the Independent Directors reviewed their legal responsibilities in approving the Sub-Advisory Agreements and discussed materials and other information provided to them. The Board concluded that they had received adequate information to make a reasonable determination with respect to the approval of each Sub-Advisory Agreement.

The Board’s conclusions are based on the comprehensive consideration of all information presented to it and are not the result of any single controlling factor.

The following summary details the factors considered by the Board and the conclusions that formed the basis for the Board’s approval of the Sub-Advisory Agreements.

(1) The nature, extent and quality of services to be provided by Baillie Gifford and Polunin.

The Board considered the scope and quality of services to be provided by Baillie Gifford and Polunin, including the fact that Baillie Gifford and Polunin pay the costs of all investment and management facilities necessary for the efficient conduct of their services. The Board also considered, among other things, the qualifications and experience of the individual portfolio managers responsible for managing each of Baillie Gifford’s and Polunin’s portions of the Fund, as well as the compliance, operational and trading capabilities of Baillie Gifford and Polunin.

Based on these considerations, as well as those discussed below, the Board concluded that the nature, extent and quality of services to be provided by each of Baillie Gifford and Polunin were satisfactory.

(2) The performance of Baillie Gifford and Polunin.

The Board considered the performance data provided by Baillie Gifford and Polunin with respect to other accounts and determined that Baillie Gifford and Polunin had demonstrated an ability to appropriately manage assets in the style expected to be used by Baillie Gifford and Polunin in connection with the Fund.

(3) The cost of the advisory services and comparative fee rates.

As previously discussed, the Board noted that Baillie Gifford’s and Polunin’s fees would be paid entirely by the Adviser. The Directors reviewed the level of the proposed fees against a number of different benchmarks and peer comparisons. Based on these considerations, as well as other factors described herein, the Board, including all of the Independent Directors, concluded that Baillie Gifford’s and Polunin’s sub-advisory fees were fair and reasonable in light of the quality of services to be provided by Baillie Gifford and Polunin, respectively.

(4) The extent to which economies of scale will be realized as the Fund grows and whether fee levels reflect those economies of scale.

The Board discussed whether any economies of scale would be realized with respect to the management of the Fund and whether the Fund would benefit from any such economies of scale. The Board noted in this regard that the Adviser would bear Baillie Gifford’s and Polunin’s sub-advisory fees. The Directors undertook to continue to monitor the appropriateness of the sub-advisory fees, taking into account the potential impact of economies of scale, as the sub-advisors’ respective mandates grew.

(5) Ancillary benefits and other factors.

In addition to the above factors, the Board also discussed whether there were other benefits received by the Adviser, Baillie Gifford or Polunin, or their affiliates, from Baillie Gifford’s and Polunin’s relationships with the Fund. The Board concluded that any such fall-out benefits resulting from the proposed engagements of Baillie Gifford and Polunin were such that it did not affect the Board’s conclusion that the proposed sub-advisory fees were reasonable.

Conclusion

The Board, including all of the Independent Directors, concluded that the fees to be paid to Baillie Gifford and Polunin under each Sub-Advisory Agreement was fair and reasonable with respect to the services that Baillie Gifford and Polunin would provide, in light of the factors described above that the Board deemed relevant. The Board based its decision on an evaluation of all these factors as a whole and did not consider any one factor as all-important or controlling. The Independent Directors were also assisted by the advice of Independent Counsel, as well as Counsel, in making this determination.

None of the members of the Board have any material interest, direct or indirect, in any material transactions with either Baillie Gifford or Polunin or any other person(s) controlling, controlled by or under common control with Baillie Gifford or Polunin.

Information Regarding the Sub-Advisory Agreements with Baillie Gifford and Polunin

Under the terms of the Sub-Advisory Agreements with Baillie Gifford and Polunin, Baillie Gifford and Polunin will, subject to the supervision of the Adviser and the Board and in accordance with the investment objective and policies of the Fund and applicable laws and regulations, make investment decisions with respect to the purchases and sales of portfolio securities and other assets for a designated portion of the Fund’s assets.

The Sub-Advisory Agreement with Baillie Gifford generally provides that Baillie Gifford will not be liable for any losses suffered by the Fund in connection with the performance of Baillie Gifford’s duties under the Sub-Advisory Agreement, except for losses resulting from (i) a breach of fiduciary duty, willful misfeasance, bad faith, negligence or reckless disregard of obligations and duties of the sub-adviser or any of its respective officers, directors, members, employees, agents or affiliates or (ii) any violations of securities or any other applicable laws, rules, regulations, statues and codes, whether federal or state, by Baillie Gifford or any of its officers, directors, members, employees, agents, or affiliates.

The Sub-Advisory Agreement with Polunin generally provides that neither Polunin nor any of its directors, officers, employees, agents or affiliates will be liable for any losses suffered by the Adviser or the Fund resulting from any error in judgment or mistake of law in connection with the performance of Polunin’s duties under the Sub-Advisory Agreement, except for losses resulting from (i) a breach of fiduciary duty, willful misfeasance, bad faith, gross negligence or reckless disregard of obligations and duties of the sub-adviser or any of its respective officers, directors, members, employees, agents or affiliates or (ii) any violations of securities or any other applicable laws, rules, regulations, statues and codes, whether federal or state, by Polunin or any of its officers, directors, members, employees, agents, or affiliates.

Each Sub-Advisory Agreement provides that it will remain in effect for an initial two-year term and thereafter so long as the Board or a majority of the outstanding voting securities of the Fund, and in either event by a vote of a majority of the Independent Directors, specifically approves their continuance at least annually. Each Sub-Advisory Agreement can be terminated at any time, without the payment of any penalty, by the Board, the Adviser, the sub-adviser, or by a vote of a majority of the outstanding voting securities of the Fund, on sixty days’ written notice to the non-terminating party or parties. In addition, each Sub-Advisory Agreement terminates automatically in the event of its assignment.

The fees for Baillie Gifford and Polunin are based on the assets that each is responsible for managing. As indicated above, under each Sub-Advisory Agreement, the sub-advisory fee is paid by the Adviser out of the advisory fee it receives from the Fund, as well as from its own resources, and is not an additional charge to the Fund. The fees Baillie Gifford and Polunin receive are included in the Adviser’s advisory fees set forth below.

Advisory Fees

The fees paid to Baillie Gifford and Polunin respectively are paid by the Adviser from the fees it receives from the Fund as set forth below. For its services under the Investment Advisory Agreement with the Corporation, the Adviser receives an advisory fee from the Fund, computed daily and payable monthly, in accordance with the following schedule:

Fund	Average Net Assets
Small & Mid Cap Strategies Fund	0.85%

The Adviser has contractually committed through October 31, 2019, to waive its advisory fees to the extent necessary to maintain the net operating expense ratio of the Fund, excluding Fund transaction costs, investment interest expense, dividend expenses associated with securities sold short and acquired fund fees and expenses (if any), at 1.11%. This commitment may not be changed or terminated at any time before October 31, 2019 without the approval of the Board.

For the fiscal year ended October 31, 2016, the Adviser received $42,616,134 in net advisory fees from the Fund, representing 0.80% of the Fund’s average daily net assets. If Baillie Gifford and Polunin had served as sub-advisers to the Fund for the fiscal year ended October 31, 2016, the aggregate sub-advisory fees paid by the Adviser to all of the Fund’s sub-advisers would have been $15,329,421 or 0.29% of the Fund’s average daily net assets. During the fiscal year ended October 31, 2016, the Fund had four other sub-advisers.

Information Regarding Baillie Gifford

As one of the sub-advisers to the Fund, Baillie Gifford will seek to achieve the Fund’s investment objective of long-term capital appreciation in its allocated portion of the Fund by investing globally in smaller capitalization growth companies. Baillie Gifford has a sole focus on investment management and bottom-up growth investing. Baillie Gifford’s investment team seeks to identify initially immature companies with strong cultures of innovation and entrepreneurialism and the potential for transformational growth. Baillie Gifford’s investment team is comprised of generalists who are provided with autonomy to uncover investment opportunities, and stock review meetings are held by the team to discuss potential ideas and benefit from a diversity of views. Baillie Gifford’s portfolio composition process seeks to mitigate risk by establishing controls as to the size of individual positions. Baillie Gifford’s risk management process incorporates, among other things, a focus on company fundamentals, diversification guidelines and portfolio review meetings.

Baillie Gifford, located at Calton Square, 1 Greenside Row, Edinburgh, EH1 3AN, Scotland, was founded in 1908, is a registered investment adviser with the SEC and is regulated by the United Kingdom’s Financial Services Authority. Baillie Gifford manages equity accounts for institutional clients, pensions and profit sharing plans, endowments and other pooled investment vehicles, including hedge funds. As of June 30, 2017, Baillie Gifford’s assets under management totaled approximately $216.4 billion. Baillie Gifford & Co., a Scottish partnership, heads the group structure and is wholly owned by 43 partners who are responsible for all areas of the firm. As a private partnership, each of the partners is jointly and severally liable for the obligations of the firm and this liability is unlimited. The partnership has four 100% owned subsidiaries. All four are private limited companies registered in Scotland. It also has three indirectly owned 100% subsidiaries through Baillie Gifford, as well as one joint venture through Baillie Gifford. Baillie Gifford has the following executive officers: Andrew Telfer – Chief Executive Officer and Joint Senior Partner, Charles Plowden – Joint Senior Partner, Iain McCombie – Chief of Investment Staff and Alison Warden – Administration and Finance Partner. The following individual is responsible for managing Baillie Gifford’s portion of the Fund:

Mr. Douglas Brodie serves as Investment Manager, Partner and Head of the Global Discovery Team of Baillie Gifford. He joined Baillie Gifford in 2001 and has more than 16 years of investment experience. Mr. Brodie has a BSc in Molecular Biology and Biochemistry from Durham University and a DPhil in Molecular Immunology from Oxford University.

Other Investment Companies Advised or Sub-Advised by Baillie Gifford. Baillie Gifford does not currently act as adviser or sub-adviser to any other investment companies or series thereof having investment objectives, strategies and policies generally consistent with Baillie Gifford’s primary focus in managing the portion of the Fund for which it is responsible.

Information Regarding Polunin

As one of the sub-advisers to the Fund, Polunin will seek to achieve the Fund’s investment objective of long-term capital appreciation in its allocated portion of the Fund by investing in emerging markets companies. Polunin is a small, independent adviser that exclusively manages emerging market assets. The firm employs a disciplined value, all cap approach, although its investments are primarily in the small- and mid-capitalization ranges. Polunin typically invests in 10 to 14 industry sectors and employs a long-term investment horizon of three to five years. Polunin’s investment research is spread over a variety of industrial sectors, with the firm conducting a complete fundamental replacement cost analysis for each stock.

Polunin, located at 10 Calvary Square, London SW3 4RB, United Kingdom, was founded in 2001 and is a registered investment adviser with the SEC. Polunin manages equity accounts for individuals, high net worth individuals, banking institutions, investment companies, pensions and profit sharing plans, charitable organizations, institutional accounts, state or municipal government entities and other pooled investment vehicles. As of June 30, 2017, Polunin’s assets under management totaled approximately $4.2 billion. Polunin is primarily owned by its four co-founders and directors, Douglas Polunin—Chief Executive Officer and Chief Investment Officer, Aditya Mehta—Chief Operating Officer, Julian Garel-Jones–Chief Financial Officer and Paul Parsons—Chief Compliance Officer, with external shareholders (friends & family members) holding approximately 15% of the firm’s ownership. The following individual is responsible for managing Polunin’s portion of the Fund:

Mr. Douglas Polunin serves as Director of Polunin. Prior to co-founding Polunin, Mr. Polunin was a Head of Emerging Markets Investments at Pictet Asset where he was responsible for managing the PTF Emerging Markets Fund and the Eastern European Trust. Mr. Polunin graduated from Edinburgh University with a BSc (Honors) degree in Biochemistry.

Other Investment Companies Advised or Sub-Advised by Polunin. Polunin does not currently act as adviser or sub-adviser to any other investment companies registered in the U.S. It manages two other pooled investment vehicles in the U.S. using the same process and philosophy as it does in managing the portion of the Fund for which it is responsible. The fee rate that Polunin charges those vehicles is the same fee rate that Polunin receives under the Sub-Advisory Agreement for the Fund.

Brokerage Commissions

For the fiscal year ended October 31, 2016, the Fund did not pay brokerage commissions to any affiliated broker.

General Information

The Adviser is located at 630 Fifth Avenue, New York, New York 10111. The Bank of New York Mellon, the Corporation’s administrator, is located at 760 Moore Road, King of Prussia, PA 19408 and Foreside Funds Distributors LLC, the Fund’s distributor, is located at 400 Berwyn Park, 899 Cassatt Road, Berwyn, PA 19312.

YOU MAY OBTAIN A COPY OF THE CORPORATION’S MOST RECENT ANNUAL AND SEMI-ANNUAL REPORTS FREE OF CHARGE BY CALLING 1-800-607-2200.

APPENDIX A

As of the Record Date, NAIDOT & Co., acting in various capacities for numerous accounts, was the owner of record of 5% or more of the Fund’s outstanding shares:

NAIDOT & Co. c/o Bessemer Trust Company 100 Woodbridge Center Drive Woodbridge, NJ 07095-1162	98%

A-1

A21-IS1017      Old Westbury Funds, Inc.